Exhibit 99.1
DIAS HOLDING NAMES THREE TO BOARD OF DIRECTORS
     ALLEN PARK, Mich., June 5, 2009 — DIAS Holding, Inc. (OTC BB: DSHL), owner and operator of the Detroit International Auto Salon, featuring up to 300,000 square feet of exhibition space for Asian companies to display their abilities as component resources, and Asia Forging Supply, with a decade long record of success as a one-stop supplier for the auto and other industries, today announced it has named three new members to its Board of Directors.
     They are:
•	Boyd Topham, with more than 30 years experience in the financial services industry. Mr. Topham, oversaw U.S. multinational accounts for RBC Royal Bank, Toronto, reengineered the credit assessment and approval process, setting a worldwide standard for the bank. He headed up RBC’s Taiwan businesses and was subsequently promoted to Vice President & General Manager of the Bank’s Greater China operations prior to retirement.

•	Wei-Xin Chang, Manager, Powerchip Semiconductor Corporation, has more than 25 years experience in factory automation. He is noted for his skill in using Information Technology to improve manufacturing efficiencies and has received a number of awards for these innovations.

•	Rev. Joseph Tai, Senior Pastor of Christian Assembly in suburban Chicago, has spent more than 50 years ministering to people in the Christian faith. He is a leading voice in promoting Christian values in the commercial market places of North America and Asia and is a noted mentor who has influenced the lives of thousands, including top corporate executives.
     “We are delighted that we have strengthened our Board with this talented group of men with outstanding financial, technical, business and humanitarian backgrounds,” said DIAS Chairman and CEO Eric Huang. “We believe these selections speak well for the future of DIAS Holding.”
About the DIAS Holding, Inc.:
DIAS Holding, Inc. services the multi-billion dollar industry of providing automotive, trucking, railway and petroleum industries with raw, finished and assembled components. The Company’s major subsidiaries include Asia Forging Supply Company, a prime contractor for a network of factories throughout Asia, and the Detroit International Auto Salon, the largest independent, year-round exhibition center for automotive products. For more information about DIAS Holding, Inc., please visit www.diasholding.com.
Forward-Looking Statement
This news release includes comments that may be deemed forward-looking within the meaning of the safe harbor provisions of U.S. Federal Securities Laws. These include, among other things, statements about expectations of future transactions or events, revenues, sales of products and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company’s results to differ materially from expectations. These risks include the company’s ability to complete the transactions, which remains subject to a due diligence review by both parties, obtaining any regulatory approvals, having necessary financing in time to meet contractual obligations, developing appropriate strategic alliances, raising working capital, building a functional infrastructure, and other such risks as the company may identify and discuss from time to time. Accordingly, there is no certainty that the company’s plans will be achieved.
For more information, contact:
Paul Knopick
E & E Communications
(949) 707-5365
Email Contact
     SOURCE: DIAS Holding, Inc.